Exhibit 99.1

News release

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP ELECTS

MONA ABUTALEB AND JAMES J. MAIWURM TO BOARD OF DIRECTORS

OLNEY, Md., October 29, 2015 -- Sandy Spring Bancorp, Inc., (Nasdaq: SASR) today announced the election of Mona Abutaleb, President and CEO of mindSHIFT Technologies, Inc., and James J. Maiwurm, Chairman Emeritus and Senior Counsel for Squire Patton Boggs (US), LLP to its board of directors on October 28, 2015.

“We are thrilled to have Mona and Jim join our board,” said Chairman Robert L. Orndorff. “Jim has a wealth of business leadership experience to his credit, and he will bring his knowledge and strategic insight to our discussions. Mona is a leader in delivering technology services to businesses, which aligns with the critical role of technology in banking today.”

Mona Abutaleb, 53, joined mindSHIFT Technologies in 2006 and utilized her unique blend of skills and expertise in operations, engineering, IT and customer service to drive mindSHIFT's rapid growth. She was named CEO in 2014, and she led the company in its acquisition by Ricoh Americas Holdings. Today, mindSHIFT is one of the largest IT outsourcing and cloud services providers, serving small and mid-size businesses. As a leading managed services industry executive, Ms. Abutaleb was named to the MSPmentor 250 list as one of the most influential executives shaping the industry in 2014 and 2015.

James J. Maiwurm, 66, has had a distinguished career as an attorney and business leader. He moved into firm leadership with Squire Patton Boggs, a top-25 global legal practice, in 2003, and he went on to chair the global board and serve as global CEO for Squire Patton Boggs LLP (AU, UK, and US) from 2009 to 2014. He has served in both management and board positions for publicly traded, privately held, and nonprofit organizations. He was named one of the 10 most innovative law firm managing partners in 2012 by Law360. Mr. Maiwurm’s law practice involves the representation of a diverse range of businesses in private equity infusions, public offerings, and sophisticated domestic and international acquisitions, dispositions, financings and joint ventures.

”We are very pleased to add the substantial skills and qualifications that Mona and Jim bring to our organization, said Daniel J. Schrider, President and CEO of Sandy Spring Bank. “Both of them have lived and worked in our market for many years, and they understand the importance of a strong, locally-based community bank.”

Ms. Abutaleb and Mr. Maiwurm were elected at the regular meeting of the board yesterday. Mr. Maiwurm was appointed to the Audit and Compensation Committees, and Ms. Abutaleb was appointed to the Audit and Risk Committees. Their committee service will begin on January 1, 2016.

The Company also announced that the board received the resignation of director Mei Xu yesterday, effective immediately. Ms. Xu resigned her position for personal reasons. “We are grateful to Mei for serving on our board for the past three years, and we wish her well,” added Schrider

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ABOUT SANDY SPRING BANCORP/SANDY SPRING BANK

Sandy Spring Bancorp, Inc., headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank. Independent and community-oriented, Sandy Spring Bank offers a broad range of commercial banking, retail banking, mortgage and trust services throughout central Maryland, Northern Virginia, and the greater Washington, D.C. market. Through its subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of insurance and wealth management services. With $4.6 billion in assets, the bank operates 44 community offices and six financial centers across the region. Visit www.sandyspringbank.com for more information.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer

DSchrider@sandyspringbank.com, or

Philip J. Mantua, Executive V.P. & Chief Financial Officer

PMantua@sandyspringbank.com

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

800-399-5919

Web site: www.sandyspringbank.com